Exhibit 107
CALCULATION OF FILING FEE TABLE
FORM S-8
(Form Type)
Liberty Energy Inc.
(Exact Name as Specified in its Charter)
Table 1 - Newly Registered Shares

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1) (2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, par value $0.01 per share	457(c) and 457(h)	8,747,035	$22.38	$195,758,643.30	0.0001476	$28,893.98
Total Offering Amounts				—	$195,758,643.30	—	$28,893.98
Total Fee Offsets				—	—	—	—
Net Fee Due				—	—	—	$28,893.98

(1)
This Registration Statement on Form S-8 (the “Registration Statement”) covers (i) shares of Class A common stock, $0.01 par value per share (“Common Stock”), of Liberty Energy Inc. (the “Registrant”) authorized for issuance under the Liberty Energy Inc. Amended and Restated Long Term Incentive Plan (the “Plan”) and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares of Common Stock that may become issuable under the Plan by reason of any stock dividend, stock split or other similar transaction.

(2)
Includes (i) 8,330,510 shares of the registrant’s Common Stock reserved and available for delivery with respect to awards under the Plan and (ii) 416,525 shares of Common Stock that may again become available for delivery with respect to awards under the Plan pursuant to the terms and conditions of the Plan. See Explanatory Note.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices reported for a share of Common Stock on the New York Stock Exchange on May 10, 2024.